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                                                                    EXHIBIT 99.1


[ROXIO LOGO]


NEWS RELEASE

Editorial Contact:                                   Investor Contact:
Kathryn Kelly                                        Jennifer Jarman
Roxio, Inc.                                          The Blueshirtgroup
Kelly@roxio.com                                      jennifer@blueshirtgroup.com
408-635-8161                                         415-217-7722



                   ROXIO COMPLETES ACQUISITION OF MGI SOFTWARE

 Combination Creates One of World's Largest Digital Media Software Companies
               with Installed Base of More Than 100 Million Users

 Roxio Brand Now Includes #1 Selling Products for CD Burning, Digital Photo
               Editing, Digital Video Editing and System Recovery

MILPITAS, CA - February 01, 2002, Roxio, Inc. (Nasdaq: ROXI), The Digital Media Company, today announced that it has completed the acquisition of MGI Software Corporation (TSE: MGI). The intent to acquire was originally announced on December 4, 2001.

     Pursuant to the terms of the agreement between the parties, the former shareholders of MGI will receive 0.05050 shares of common stock of Roxio for every one common share of MGI or a total of 2,203,451 shares. Based on Roxio's closing price as of January 31, 2002 and the exchange rate, this amount represents a purchase price of approximately $35.4 million U.S. or C$56.9 million. On a per share basis, this represents a purchase price of approximately $0.81 U.S. or C$1.30.

     By adding the best-selling photo and video editing software products, PhotoSuite and VideoWave, to Roxio's best-selling CD burning, Easy CD Creator and Toast, and system recovery software, GoBack, the acquisition creates one of the world's largest digital media software companies with a global installed base of more than 100 million consumers. Roxio's products are sold by leading retailers worldwide including Best Buy, CompUSA, Circuit City and Staples, and are bundled with devices including PCs, PDAs, digital cameras, digital camcorders, scanners and printers by leading OEMs such as Dell, Toshiba, Sony, Palm, Olympus, Nikon and Lexmark.

     "This acquisition broadens our footprint within the digital media software space and is key to Roxio's long-term strategy of providing a world-class suite of integrated digital media products that is unmatched in the industry," stated Roxio's President and

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CEO Chris Gorog. "Roxio is delivering on its vision to be a one-stop shop, providing everything that consumers and OEMs need for a fun and successful digital media experience. Our new products address some of the fastest growing digital media markets according to International Data Corporation (IDC), which projects the installed bases of digital cameras and digital video cameras to reach over 80 million and 35 million, respectively, over the next five years. Additionally, we now have an opportunity to cross-sell between the Roxio and MGI installed base and to leverage that user base when we introduce exciting new products such as DVD recording software.""

Roxio's product portfolio now includes the following top-selling brands:

Easy CD Creator (for Windows) - the #1 selling CD burning software product in the world that enables consumers to burn photo, music, video and data CDs.

Toast (for Macintosh) - the #1 selling CD burning software product in the world that enable consumers to burn photo, music, video and data CDs.

PhotoSuite - the #1 selling photo editing software that makes it easy to edit, organize and share your photos.

VideoWave - the #1 selling video editing software tool that allows business and home users to create videos for the Web, CD, DVD, VCD and VHS.

GoBack - the #1 selling system recovery software that allows user to "go back" in time and recover from system crashes and virus attacks.

Mid-quarter Conference Call

     Roxio plans to issue a press release and hold a conference call and web cast to discuss the integration of MGI's products and technology and provide updated financial guidance for investors during the week of February 25, 2002. Specific details on the conference call will be forthcoming closer to the date of the call.

About Roxio

Roxio, Inc. (Nasdaq:ROXI) provides the best selling digital media software in the world. Roxio makes award-winning software products for CD/DVD burning, photo editing and video editing. Roxio's family of products includes category leading products Easy CD Creator(R) (Windows) and Toast(R) (Macintosh) for CD/DVD burning, PhotoSuite(R) for digital photography, and VideoWave(R) for digital video. Roxio also makes GoBack(R), the #1 selling system recovery software that enables PC users to instantly recover from system crashes, virus attacks and data loss. Roxio distributes its products globally through strategic partnerships with major hardware manufacturers, in stores with the leading worldwide retailers, through Internet partnerships and also sells its products direct at www.roxio.com. Headquartered in Milpitas, California, Roxio also maintains offices in Minnesota, Canada, United Kingdom, Netherlands, Germany and Japan. The company currently employs more than 400 people worldwide. Roxio is a member of the S&P SmallCap 600 and the Russell 2000 Index.

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                                      # # #

Copyright(C)2002 Roxio, Inc. All rights reserved. Roxio, the Roxio logotype, and the Roxio tagline, and are trademarks of Roxio, Inc., which may be registered in some jurisdictions. Easy CD Creator, Toast and GoBack are registered trademarks of Roxio, Inc. in the United States and may be registered in some other jurisdictions. MGI, PhotoSuite and VideoWave are trademarks of MGI Software Corp., a subsidiary of Roxio, Inc., which may be registered in some jurisdictions. All other trademarks used are owned by their respective owners.


Safe Harbor Statement

Except for historical information, the matters discussed in this press release are forward-looking statements that are subject to certain risks and uncertainties that could cause actual results to differ materially from those projected. Additional information on these and other factors are contained in Roxio's Annual Report on Form 10-K and in Roxio's Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on June 29, 2001 and November 14, 2001, respectively, copies of which are available from Roxio's Investor Relations Department. Roxio assumes no obligation to update the forward-looking statements included in this press release.